EXHIBIT 99.1


      PEOPLE'S LIBERATION REPORTS Q4 AND FISCAL YEAR 2008 FINANCIAL RESULTS


LOS ANGELES, March 31, 2009--People's Liberation, Inc. (OTCBB:PPLB), the designer, marketer and seller of high-end casual apparel under the brand names William Rast(TM), People's Liberation(TM) and in the United States, J. Lindeberg(TM), today announced financial results for the fourth quarter and fiscal year ended December 31, 2008. Among key highlights, the Company:

         o Posted record net sales of $32.2 million for the fiscal year ended December 31, 2008, a 58.8% increase over net sales for fiscal 2007

         o        Maintained  2008 gross  margins at 48.3%  compared to 48.6% in
                  2007

         o Increased Q4-2008 sales by 35% to $7.5 million from $5.6 million in Q4-2007

"A 2008 year of significant brand-building and business-building has positioned us well for the economic uncertainties of 2009," noted Colin Dyne, Chief Executive Officer of People's Liberation, Inc. "We significantly enhanced the market profile and revenue performance of our William Rast brand. We have repositioned our People's Liberation brand with top specialty retailer Charlotte Russe, which will help to ensure strong revenue growth. We brought our J. Lindeberg USA business on board mid-year and have begun putting key management in place to help grow and expand the brand's U.S. penetration."

"We continue to leverage our William Rast brand buzz we built through our viral online and multimedia `My Name Is William Rast' campaign in 2008. Our recent William Rast fashion show in New York to launch the Fall 2009 line was a big success. The publicity opportunities flowing from our New York fashion show have included a March 27 segment highlighting the William Rast brand on the Oprah Winfrey Show," continued Mr. Dyne.

FISCAL YEAR 2008 FINANCIAL RESULTS

Net sales for the 2008 full year rose 58.8% to a record $32.2 million compared with $20.3 million for 2007. The increase in net sales for 2008 was due primarily to a significant increase in sales volume of our William Rast apparel line and sales of our new product line, J. Lindeberg, offset by a decrease in sales volume of our People's Liberation product line. The increase in net sales also includes a significant increase of approximately $2.7 million in sales volume to our international distributors during the year. Gross margin declined slightly to 48.3% compared with 48.6% in 2007. Total operating expenses for 2008 increased to $18.6 million from $10.5 million in 2007. This increase was due primarily to increased selling, design and production expense incurred to promote our William Rast brand and additional sample costs related to our William Rast and J. Lindeberg brands. We also incurred additional design fees pursuant to our design consulting agreement with Paris68 and Johan and Marcella Lindeberg. In the fourth quarter of 2008, the design consulting agreement was terminated and we are in the process of negotiating a revised agreement which provides for a reduction in the fees paid for services and a reduction in the percentage of royalty payments due under the prior agreement. As a result of the termination of the prior design services agreement, prepaid design fees incurred through December 1, 2008 amounting to approximately $1.6 million were expensed in selling, design and production expense during the fourth quarter of 2008.

Net loss for the year ended December 31, 2008 amounted to $4.5 million compared with a net loss of $768,000 in 2007. The increase in net loss is due primarily to increased selling, design and production expense due to promotional investments in our William Rast brand, increased design fees, other increases in operating expenses, and an increase in minority interest from $113,000 in the 2007 fiscal year to $1.3 million in 2008.

2008 FOURTH QUARTER FINANCIAL RESULTS

Net sales for the fourth quarter of 2008 totaled $7.5 million compared with $5.6 million in the corresponding prior-year quarter. The increase in net sales was due primarily to increases in sales volumes of our William Rast and J. Lindeberg apparel lines. Gross margin fell to 47.1% for the fourth quarter of 2008 compared with 50.5% in the fourth quarter of 2007. Operating expenses for the fourth quarter of 2008 amounted to approximately $6.0 million, compared with $2.7 million in the fourth quarter of 2007, again reflecting brand-building investments, increased design fees, increased professional and facility costs related to the formation of our new J. Lindeberg USA business, and the one-time impact of the revision of our design consulting agreement with Paris68, amounting to approximately $1.6 million in additional selling, design and production expense in the fourth quarter of 2008, as noted in the discussion of fiscal year results above. Our net loss for the fourth quarter of 2008 totaled $2.6 million compared with net income totaling $53,000 in the fourth quarter of 2007, and primarily reflects increased operating expenses during 2008.

KEY HIGHLIGHTS FOR 2009

         o On December 16, 2008, we entered into an agreement with Charlotte Russe pursuant to which we agreed to exclusively sell to Charlotte Russe, in North America and Central America, People's Liberation branded apparel, apparel accessories, eyewear, jewelry, watches, cosmetics and fragrances, and to provide Charlotte Russe with marketing and branding support for People's Liberation branded apparel and apparel accessories. Unless the agreement is terminated early pursuant to its terms, Charlotte Russe has agreed to purchase from us a minimum amount of $65 million of People's Liberation branded merchandise through December 31, 2012.

         o On March 27, 2009, the `Oprah Winfrey Show' aired an episode with Justin Timberlake that featured a fashion show of our William Rast apparel. We anticipate that this publicity will generate increased sales of our William Rast apparel line.

         o With our partner, J. Lindeberg AB in Sweden, we entered into a sponsorship agreement with Camilo Villegas, a rising star in the sport of professional golf. We anticipate this sponsorship will promote brand awareness of our J. Lindeberg apparel line and increase future sales in the U.S.

CONFERENCE CALL DETAILS

Management will host a conference call to discuss these results today at 4:30 p.m. Eastern Time, 1:30 p.m. Pacific.

To access the conference call, please dial 866-464-4323 if calling within the United States or 973-935-2880 if calling internationally.

A replay will be available until April 7, 2009, which can be accessed by dialing 800-642-1687 if calling within the United States or 706-645-9291 if calling internationally. Please use passcode 90840825 to access the replay.

The call will also be accompanied live by webcast over the Internet; the live webcast and an archive of the event will be accessible on the Company's web site at http://www.peoplesliberation.com.

ABOUT PEOPLE'S LIBERATION, INC.

Los Angeles-based People's Liberation markets and sells high-end casual apparel under the brand names "People's Liberation," "William Rast" and, in the United States, "J. Lindeberg. " The majority of the merchandise the Company offers consists of premium denim, knits, wovens, golf wear and outerwear for men and women. In the United States, People's Liberation, William Rast and J. Lindeberg branded products are distributed to boutiques, specialty stores and better department stores, such as Nordstrom, Bloomingdales, Saks Fifth Avenue, Neiman Marcus and Fred Segal. The Company also market and sells J. Lindeberg branded collection and golf apparel through its flagship retail store in New York City and J. Lindeberg golf wear to green grass golf stores and boutiques in the United States. Internationally, in select countries, William Rast products are sold directly and through distributors to better department stores and boutiques throughout the world. The Company also sells merchandise on its websites www.peoplesliberation.com, www.williamrast.com and the America section of www.jlindebergusa.com.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNRELIABLE AND ACTUAL RESULTS MAY DIFFER MATERIALLY. EXAMPLES OF FORWARD LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE STATEMENTS REGARDING FAVORABLE MARKET POSITIONING FOR THE COMPANY'S BRANDS FOR THE 2009 YEAR AND THE FUTURE BENEFITS EXPECTED FROM BRAND-BUILDING EFFORTS IN 2008, AS WELL AS THE EXPECTATION OF REVENUE GROWTH STEMMING FROM THE COMPANY'S DISTRIBUTION AGREEMENT WITH CHARLOTTE RUSSE FOR THE

PEOPLE'S LIBERATION BRAND. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE THE COMPANY'S ABILITY TO MAINTAIN CUSTOMER AND STRATEGIC BUSINESS RELATIONSHIPS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, GROWTH IN TARGETED MARKETS, THE ADEQUACY OF THE COMPANY'S LIQUIDITY AND FINANCIAL STRENGTH TO SUPPORT ITS GROWTH, AND OTHER INFORMATION THAT MAY BE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                           CONSOLIDATED BALANCE SHEETS

                                                     December 31,    December 31,
                                                         2008            2007
                                                     ------------    ------------
Assets
Current Assets:
   Cash and cash equivalents .....................   $  1,888,718    $    362,505
   Due from factor ...............................           --         1,517,029
   Accounts receivable, net of allowance for
     doubtful accounts ...........................      1,307,922       1,029,510
   Inventories ...................................      4,925,438       3,833,170
   Refundable income taxes .......................           --            11,500
   Prepaid expenses and other current assets .....        247,672         196,730
   Deferred income taxes .........................           --            38,000
                                                     ------------    ------------
     Total current assets ........................      8,369,750       6,988,444

Property and equipment, net of accumulated
   depreciation and amortization .................        837,351         612,264
Trademarks, net of accumulated amortization ......        600,609         363,359
Intangible asset .................................        428,572         428,572
Other assets .....................................        444,266         265,020
                                                     ------------    ------------
Total assets .....................................   $ 10,680,548    $  8,657,659
                                                     ============    ============

Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses .........   $  3,801,080    $  2,628,906
   Due to factor .................................        170,369            --
   Customer deposit ..............................      1,000,000            --
   Minority interest payable .....................      1,326,293            --
   Due to member .................................        427,623            --
   Income taxes payable ..........................         17,789          13,390
                                                     ------------    ------------
     Total current liabilities ...................      6,743,154       2,642,296

Deferred tax liabilities .........................           --            93,000
                                                     ------------    ------------
     Total liabilities ...........................      6,743,154       2,735,296
                                                     ------------    ------------

Commitments and contingencies

Minority interest ................................      2,298,583            --

Stockholders' equity:
   Common stock, $0.001 par value, 150,000,000
     shares authorized; 36,002,563 shares issued
     and outstanding at December 31, 2008 and 2007         36,002          36,002
   Additional paid-in capital ....................      7,951,960       7,775,255
   Accumulated Deficit ...........................     (6,349,151)     (1,888,894)
                                                     ------------    ------------
Total stockholders' equity .......................      1,638,811       5,922,363
                                                     ------------    ------------
Total liabilities and stockholders' equity .......   $ 10,680,548    $  8,657,659
                                                     ============    ============

                                   (CONTINUED)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      Year Ended December 31,
                                                   ----------------------------
                                                       2008            2007
                                                   ------------    ------------

Net sales ......................................   $ 32,190,093    $ 20,267,377
Cost of goods sold .............................     16,642,415      10,409,159
                                                   ------------    ------------
  Gross profit .................................     15,547,678       9,858,218
                                                   ------------    ------------

Selling, design and production expenses ........     11,784,062       5,791,072
General and administrative .....................      6,796,234       4,681,425
                                                   ------------    ------------

  Total operating expenses .....................     18,580,296      10,472,497
                                                   ------------    ------------

Loss from operations ...........................     (3,032,618)       (614,279)

Interest expense, net ..........................        141,844          80,706
Other income ...................................        (16,272)       (120,444)
                                                   ------------    ------------
  Total other expense (income) .................        125,572         (39,738)
                                                   ------------    ------------

Loss before income taxes and minority interest .     (3,158,190)       (574,541)

(Benefit) provision for income taxes ...........        (35,250)         80,939
                                                   ------------    ------------
Loss before minority interest ..................     (3,122,940)       (655,480)
                                                   ------------    ------------

Minority interest ..............................      1,337,317         113,017
                                                   ------------    ------------

Net loss .......................................   $ (4,460,257)   $   (768,497)
                                                   ============    ============

Basic and diluted weighted average loss per
  common share .................................   $      (0.12)   $      (0.02)
                                                   ============    ============

Basic and diluted weighted average common
  shares outstanding ...........................     36,002,563      35,200,207
                                                   ============    ============


CONTACT:
People's Liberation
Darryn Barber, President and CFO
213-745-2123


CCG
Sean Collins, Senior Partner
310-477-9800, ext. 202
www.ccgir.com


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